Exhibit 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entities of Wowo Limited

Subsidiaries	Place of Incorporation
Wowo Group Limited	British Virgin Islands
Wowo Mail (China) Limited	Hong Kong
Beijing Wowo Shijie Information Technology Co., Ltd.	PRC

Consolidated Variable Interest Entities
Beijing Kai Yi Shi Dai Network Tchnology Co., Ltd.	PRC
Beijing Wowo Tuan Information Technology Co., Ltd.	PRC
Wuxi Yuzhong Internet Technology Co., Ltd.	PRC
Jilin Wowo Tuan Information Technology Co., Ltd.	PRC
Shandong Wowo Mail Information Technology Co., Ltd.	PRC